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Health Management Associates, Inc.

(Name of Registrant as Specified In Its Charter)

Glenview Capital Partners, L.P.
Glenview Capital Master Fund, Ltd.
Glenview Institutional Partners, L.P.
Glenview Offshore Opportunity Master Fund, Ltd.
Glenview Capital Opportunity Fund, L.P.
Glenview Capital Management, LLC
Larry Robbins

 (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On June 26, 2013, Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P., Glenview Capital Management, LLC and Larry Robbins (“Mr. Robbins”) posted a link to a video media interview of Mr. Robbins on CNBC to www.revitalizehma.com.  A transcript of such interview is filed herewith as Exhibit 1.

Exhibit 1

CNBC Hedge Legend Robbins Takes on HMA Tue 25 Jun 13 | 11:10 AM ET
The following transcript has not been checked for accuracy.

Glenview capital management has been one of the more successful hedge funds in the US. since its inception. The fund has averaged roughly 15% annual returns that are net of fees. It’s founder and manager Larry Robbins, one of the best stock pickers i know with an ability to find value and stick with it amidst the din of dissenting voice that is typical in the markets. One thing Larry has not been is an activist investor until today when his firm filed a colonel solicitation to review a board. 11-year interruption, Larry Robbins joins me now. Nice to have you back, so to speak. Thank you. Nice to be here. You’re here today, HMA, you file a consent solicitation. You have been making a little noise but today you come with eight directors. You’re trying to throw out the board. Larry, i follow M&A, as you well know. Consent solicitations in my memory don't usually seem to work. We’re not taking this as a traditional activist situation because as you pointed out, we are what we call suggestivists. In this case for reasons where we point out in painstaking detail in our 13-page letter, 47-page slide deck that's available at revitalize hma.com, he set forth why change needs to happen. We wanted to take our suggestions to shareholders. The suggestion we're making is a newly constituted fully independent board of an extremely qualified, very experienced health care executives and former health care executives are best positioned to take the company forward and that's why we filed our letters today. Before we get into some of the fundamental disagreements you have with this management team and the board, timing is interesting to me. HMA just a couple weeks ago i think hired Morgan Stanley. They put a press release assessing the various things they may do including a potential sale and a CEO who is leaving. Why come now with this consent solicitation? Why not have waited until you see if they get sold or have a new CEO? They don't make widgets. We’re in the critical business of delivering quality health care to patients. It matters to the patients, the doctors, and nurses of HMA. This is about changing the tires while the car is moving. In the event one concludes the changes are fair, necessary, and appropriate, then waiting doesn't serve anybody's interests. The second thing is all the issues you talked about, is the company going through an active evaluation of strategic alternatives, are they looking for a new CEO? Right now they have a CEO who is resigned and they're searching for a new CEO and long-term replacement as well as all the things going on with respect to the implementation of health care reform starting in January. Those all call for having the best-suited board to be seated immediately to help the company through those issues and through those challenges and opportunities, and so we very much believe that time is of the essence. You do but you didn't want to wait and see whether they come up with a potential suitor here? When we say come up with a potential suitor, it's possible and it's been written in the financial press, that the company may have interest from one or more strategic acquirers and that's possible. In our experience and your experience in the M&A side,

When somebody comes in to buy a distressed property, they buy it at a distressed price. We think in order to have a full and fair price and full and fair value for HMA and the assets are not distressed, the hospitals are in great locations, they're of great quality, this is a very fine company, we just believe that its direction could be accelerated. If you want to achieve full and fair value you have to have a credible and independent path to move the company forward as an independent long-term operating entity and at the same point in time be open- minded and have a full and fair process to listen to all alternatives. A deal could make sense. I know one of the arguments you make in terms of your portfolio, and you own a lot of hospital company stocks, is consolidation. Yes. Which we're seeing take place. Community health has been a name that's oft rumored to have interest in HMA. I think you own a stake in that? Does it make sense? Over the last decade we've been significant health care investors, in drug distributors, manage the care, and hospitals. There’s been scale benefits to consolidation but the most important thing is the companies that did well not only for our long-term portfolios but for the long-term fort folios of all their owners, are the companies that drove their company forward with strong operations, with strong use of free cash flow. So the hospitals are no different. Yes, there were seven large public hospital chains and after yesterday's news, there are now six, and there are absolutely key benefits not only strategic but also financial to consolidations between one or more large hospital operators. We are absolutely open-minded that is one way to drive value. But that is not exclusive of the other way to drive value, which is we need to have very strong management team and a very strong path to independence regardless whether we become a division of a larger company or whether we go forth on our own right. You mentioned your 13-page letter, 47 dn. sorry about that. You got a lot to say. If you could boil it down or come to programs one or two key disagreements and disappointments you have with this management team and its board, what would they be? First of all, we need to understand that as long-term investors, we need to look at the long-term track record. At HMA there's been what we would call a lost decade. In the ten years ending 2012, shareholders have had an annualized return of zero. If they use their money for other things they could have had a higher and better return. So the problem is not near term, it's not recent. It’s over a long period of time. We think some of the root causes of that underperformance are because the company could demand a higher standard of financial management and excellence. We think that the company could allocate its cash flow better. Boards and financial managements are responsible for having a long- term capital plan to minimize the cost of capital as well as to have a long-term capital allocation plan -- and these guys don't? And they haven't? We don't believe that they have done an effective job. As a matter of fact, when we stack up all the hospital public companies, what we find is that 100% of their free cash flow went to acquisitions and that 0% of the free cash flow went to share repurchase when they could have bought back their own stock at exceedingly low multiples yet they were buying hospitals in markets that were new geographies for them. So we believe that a more balanced approach with a more independent actually rigorous and honest assessment that didn't have a style bias. There’s not one right answer. Share purchase is not some magic trick. Acquisition is not some magic trick. The philosophy can't just be a philosophy to get bigger and that aggregate growth is the key to shareholder value. It needs to be a balance and we would like to have that come from both the financial management team as well as through the leadership of the board and over a 10 or 11-year period we've studied, it hasn't happened at any point in time along the way, and, therefore, change is necessary. I want to move on to some other topics while we have you here given this rare appearance. Sure. Real quickly, your take on the Tenet deal yesterday. A perfect example --

We happen to be the largest shareholder. We applaud the deal in yesterday. We established a significant position in tenet about a year ago. Tenet said no to the overtures of community about two years ago in a bear hug letters -- that was nasty. -- and a potential hostile takeover. When we approached our investment in tenet, we approached it at the same way we would approach it HMA. It’s possible they could improve through allocating capital through a purchase or M&A and look what they did. In September or October they borrowed $800 million at low rates. They authorized a $500 million or 22% share repurchase on top of already having bought back 26% of the company. They announced and completed $400 million of acquisitions and yesterday they announced an acquisition that we believe will increase earnings per share by a full dollar in 2015. On a cash basis, which looks at the way warren buff fit looks at it, they improved the earnings by 25% per share. That’s a great example of utilizing all the tools in your toolbox to drive value. I know you have had a very good year at glean view. You don't give the numbers but i hear about them, but I wonder have you changed your approach in terms of value and particularly just the broader markets at this point on the equity side given this huge backup in rates as evidenced by the ten-year? Let’s keep the huge backup in rates in perspective. 100 bay significance points is 100 basis points. Percentage-wise it's huge and it's a dislocation. No question about that. Tenet will have to pay about 3.75 or 4% after tax to borrow the money necessary to buy instead of 3.25% they could have a while ago. But the return on the capital is the question. If you believe you can get a 12%, 13%, 15% roe by deploy that is capital with significant strong organic growth as well as with synergies, whether you're cost of capital gap between debt and equity, that's the opportunity. Tenet has to do it responsibly and they have. While they have taken leverage up, they have talked about the opportunity for portfolio pruning. What about the larger issue here about the cost of debt going up and what that's going to the equity market? We’re seeing it every day. Obviously we're up today. Is that changing your approach in terms of seeing value or are you taking risk off? We are not taking risk off. We believe that this is still a very, very above average opportunity set for long-term investors and, frankly, as an industry we need to remind ourselves to think and act like owners. As the owners -- as an owner of a business, we look at the opportunities. Our companies are trading at 10.5 times earnings. That opportunity set may not last forever. We can now access debt through the high yield markets at 3.5% to 4% after tax. The high gray markets can access that 150 basis points cheaper. As we look at the totality, this environment went from being a ten on a scale of one to ten to maybe becoming a nine but nonetheless we believe this is an above average opportunity to deploy capital. Just to sum up the mentality i hear from investors a little bit, one saying the real problem is the world central bankers have screwed it up. You can't tell what's real anymore. Nothing is real. Investors are better to keep their money in real assets like ships and avoid paper investments. So why is that wrong? First of all, whether you own a ship or whether you own a company that owns ships, those things should be inextricably linked. You touch an important point. For 4 1/2 years stocks moved in correlation with people's views about central banker effectiveness, people's views about will the system crash, as we know it despite in this building it's been going on for 125 years. More importantly we should think like owners and say the stock we own correlates to our ownership percentage. If it's a good idea to own ships, then couldn't we do that by owning that through the stocks and, in fact, in the last 12 months since the middle of 2012, the market has started to move that way and companies are starting to deploy capital like owners. If their stocks are undervalued, they're buying their stocks. Even apple is distributing more cash. Isn’t that a result of cheap money to a certain extent? Hasn’t that been the fuel for the fire? It’s a result of cheap money, which is still cheap on an absolute basis. Also as a result of the gap in the spread between the cost of that capital and the uses of that capital and that process is going to be going on throughout time. Look at all the great capital allocators and what they're doing. Malone is deploying capital. War ran buffet is deploying capital. We don't need to anticipate what they might do. We can just look at what they are doing and we can realize they are taking advantage of precisely that, and while the opportunity may not be quite as good as it was two weeks ago or four weeks ago on the interest rate curve, on a historical basis it's pretty attractive. Final stat i will leave you with, when interest rates are between 3% and 7%, let's say the central banker all leave and the 10-year calls, the long trade history is to trade between 17 and 18 times earnings. With our portfolio trading at 10.5, we'll take our chances. We’re out of time. Let’s not make it 11 years between visits. With we do that?

URL:http://video.cnbc.com/gallery/?video=3000178439
This transcript is generated by automated closed captioning, has not been edited, and may not be entirely accurate. ©2011 CNBC.com